UNITE HERE Reminds Ashford Hospitality Trust Shareholders to Vote the GOLD card today for stronger corporate governance

Reiterates ISS’s recommendation: Allow shareholders to express their opinions at the ballot box

New York – UNITE HERE urges shareholders of Ashford Hospitality Trust [NYSE: AHT] to vote the GOLD card today to fully restore rights stripped before the spin-off of Ashford Inc. [NYSE MKT: AINC] and secure existing rights for the future. Leading proxy advisor Institutional Shareholder Service (ISS) recommends shareholders return the GOLD proxy card to vote FOR all shareholder proposals and AGAINST AHT’s restrictive 1% proposal.

The shareholder proposals would amend AHT’s bylaws to protect shareholders’ right to initiate bylaw changes, to restore AHT’s original 25% threshold for calling a special meeting, and to require shareholders to approve any move to classify the board or adopt a poison pill. The shareholder proposals also make recommendations about related party agreements entered into with affiliates to manage the REIT’s business. All company proposals are also included on UNITE HERE’s GOLD card.

The proxy advisor also recommends shareholders vote AGAINST AHT’s proposal to restrict the right to make future shareholder proposals and director nominations to holders of more than 1% of outstanding shares for longer than 1 year, also proposed by Ashford Prime [NYSE:AHP] and Ashford Inc . UNITE HERE notes that only 10% of AHT’s institutional shareholders meet that 1% threshold.

According to ISS, “The proposal appears designed to eliminate conversations with shareholders with whom the board disagrees… Rather than attempting to prevent these conversations, the board should allow shareholder proposals, within reasonable guidelines as provided by the SEC, present a coherent response to shareholder proposals with which it disagrees, and allow shareholders to express their opinions at the ballot box.”

AHT has confirmed in its proxy statement that even if it disputes votes on the shareholder proposals, “[i]f Unite Here solicits proxies for the company's proposals, we intend to accept such proxies if validly signed, not revoked and dated subsequent to any proxy held by management for such shareholders.” UNITE HERE will introduce all proxies at the May 12 meeting and report the results of all votes.

UNITE HERE represents hospitality workers and is a member of the Council of Institutional Investors. Its members are beneficiaries of pension funds with over $60 billion in assets. Since 2012, UNITE HERE has pursued a program of improving shareholder rights at hospitality REITs, including proposals to opt out of Maryland’s Unsolicited Takeover Act and to establish the right of shareholders to amend REIT bylaws (see www.hotelcorpgov.org).

UNITE HERE’s proxy statement (http://www.hotelcorpgov.org/wp-content/uploads/AshfordUniteHereProxy20150417.pdf) contains additional important disclosures.

SOURCE: UNITE HERE

UNITE HERE JJ Fueser, 416-893-8570 275 Seventh Ave, NY, NY 10001